Exhibit 10.1

Execution Version

$966,500,000

CREDIT AGREEMENT

among

AIR LEASE CORPORATION,

as the U.S. Borrower,

ALC AIRCRAFT FINANCING DESIGNATED ACTIVITY COMPANY,

as the Ireland Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH,

as Administrative Agent

Dated as of December 13, 2024

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH

as Sole Structuring Agent

and

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH and OVERSEA-CHINESE

BANKING CORPORATION LIMITED, as Joint Global Coordinators

and

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH, OVERSEA-CHINESE

BANKING CORPORATION LIMITED, BANK OF CHINA LIMITED, LONDON BRANCH, BANK

OF EAST ASIA, LIMITED and CATHAY UNITED BANK, as Mandated Lead Arrangers and

Bookrunners

i

4.5	No Legal Bar	43

4.6	Litigation	43

4.7	No Default	43

4.8	Ownership of Property	43

4.9	Intellectual Property	44

4.10	Taxes	44

4.11	Federal Regulations	44

4.12	Labor Matters	44

4.13	ERISA	45

4.14	Investment Company Act; Other Regulations	45

4.15	Subsidiaries	45

4.16	Use of Proceeds	45

4.17	Environmental Matters	45

4.18	Accuracy of Information, etc.	45

4.19	Anti-Corruption Laws and Sanctions	46

SECTION 5.	CONDITIONS PRECEDENT	46

5.1	Conditions to Initial Extension of Credit	48

5.2	Conditions to Each Extension of Credit After the Closing Date	48

SECTION 6.	AFFIRMATIVE COVENANTS	48

6.1	Financial Statements	48

6.2	Certificates; Other Information	49

6.3	Payment of Obligations	50

6.4	Maintenance of Existence; Compliance	50

6.5	Maintenance of Property; Insurance	50

6.6	Inspection of Property; Books and Records; Discussions	50

6.7	Notices	50

6.8	Use of Proceeds	51

6.9	Accuracy of Information	51

6.10	Future Guarantors	51

6.11	MFN Provision	51

SECTION 7.	NEGATIVE COVENANTS	52

7.1	Financial Condition Covenants	52

7.2	Indebtedness	52

7.3	Fundamental Changes	53

7.4	[Reserved]	53

7.5	Transactions with Affiliates	53

7.6	Changes in Fiscal Periods	54

7.7	Lines of Business	54

SECTION 8.	EVENTS OF DEFAULT	54

SECTION 9.	THE AGENTS	57

9.1	Appointment	57

9.2	Delegation of Duties	57

9.3	Exculpatory Provisions	57

9.4	Reliance by Administrative Agent	58

9.5	Notice of Default	58

9.6	Non-Reliance on Agents and Other Lenders	59

9.7	Indemnification	59

9.8	Agent in Its Individual Capacity	59

9.9	Successor Administrative Agent	60

9.10	Joint Global Coordinators and Mandated Lead Arrangers and Bookrunners	60

9.11	Certain ERISA Matters	60

9.12	Acknowledgments with respect to Payments	62

SECTION 10.	MISCELLANEOUS	63

10.1	Amendments and Waivers	63

10.2	Notices	64

10.3	No Waiver; Cumulative Remedies	65

10.4	Survival of Representations and Warranties	65

10.5	Payment of Expenses and Taxes	65

10.6	Successors and Assigns; Participations and Assignments	67

10.7	Adjustments; Set off	70

10.8	Counterparts; Integration; Effectiveness; Electronic Execution	71

10.9	Severability	72

10.10	Integration	72

10.11	GOVERNING LAW	72

10.12	Submission To Jurisdiction; Waivers	72

10.13	Acknowledgements	73

10.14	Releases	73

10.15	Confidentiality	74

10.16	WAIVERS OF JURY TRIAL	75

10.17	USA Patriot Act	75

10.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	75

10.19	Joint and Several Liability; Postponement of Subrogation	76

SCHEDULES:

1.1	Tranche A Loan Commitments
1.2	Tranche B Loan Commitments
4.15	Subsidiaries

EXHIBITS:

A	Form of Assignment and Assumption
B-1	Form of Closing Certificate
B-2	Form of Solvency Certificate
C-1	Form of Legal Opinion of O’Melveny & Myers, LLP
C-2	Form of Legal Opinion of A&L Goodbody LLP
D	Form of Compliance Certificate
E-1 -E-4	Form of U.S. Tax Compliance Certificate
F	Form of Guaranty
G	Form of Borrowing Notice
H	Form of Joinder Agreement
I	Form of Tranche B Loan Note
J	Form of Tax Declaration

v

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of December 13, 2024, among AIR LEASE CORPORATION, a Delaware corporation (the “U.S. Borrower”), ALC AIRCRAFT FINANCING DESIGNATED ACTIVITY COMPANY, a designated activity company, having its registered office at 22 Earlsfort Terrace, Dublin 2, Ireland and registered in Ireland with company registration number 767899 (the “Ireland Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH, as Administrative Agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month tenor as published two U.S. Government Securities Business Days prior to such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.12 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Administrative Agent”: Sumitomo Mitsui Trust Bank, Limited, New York Branch, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to (a) the Administrative Agent, (b) the Joint Global Coordinators, (c) the Mandated Lead Arrangers and Bookrunners and (d) any other agent identified on the cover page of this Agreement.

“Aggregate Exposure Percentages”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Extensions of Credit at such time to the Total Extensions of Credit at such time.

“Agreement”: as defined in the preamble hereto.

“Aircraft Assets”: aircraft, airframes, engines (including spare engines), parts and pre-delivery payments relating to the foregoing.

“ALC Warehouse”: ALC Warehouse Borrower, LLC, a Delaware limited liability company.

“Ancillary Document”: has the meaning assigned to it in Section 10.8(b).

“Anti-Corruption Laws”: (a) the United States Foreign Corrupt Practices Act of 1977 and all other United States laws, rules and regulations applicable to the applicable Borrower and its Subsidiaries concerning or relating to bribery or corruption, (b) the UK Bribery Act of 2010, (c) the Irish Criminal Justice (Corruption Offences) Act 2018, as amended, and (d) any similar law, rule or regulation in any Applicable Jurisdiction currently in force or hereafter enacted.

“Applicable Jurisdiction”: the United States, the United Kingdom and Ireland.

“Applicable Margin”: (a) with respect to Loans and Interest Periods commencing with the initial Interest Period and ending on the last day of the sixth (6th) Interest Period thereafter, 1.125%; and (b) thereafter with respect to Loans at any time, the applicable rate per annum which is applicable at such time with respect to such Loans as set forth in the Pricing Grid.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“Availability Period”: (a) with respect to the Commitments on the Closing Date, the period from and including the Closing Date to the earlier of the fifth Business Day thereafter and the date of termination of the Commitments and (b) with respect to any Incremental Commitment, the period from the related Incremental Commitment Effective Date to the earlier of the fifth Business Day thereafter and the date of termination of the Commitments.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.12.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, examiner, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any (i) Daily Simple SOFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.12.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent, in consultation with the Borrower Representative, for the applicable Benchmark Replacement Date:

(a) the Daily Simple SOFR;

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such times.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Borrower Representative, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Part 4, Subpart B of Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, or (c) any Person whose assets include (for purposes of the Plan Asset Regulations) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) with respect to a corporation, the Board of Directors of the corporation or the executive committee of the applicable Board of Directors; and (b) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers”: the U.S. Borrower and the Ireland Borrower.

“Borrower Representative”: the U.S. Borrower in its capacity as Borrower Representative pursuant to the provisions of Section 1.5.

“Borrowing Date”: any Business Day specified by the Borrower Representative as a date on which the applicable Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a notice of borrowing under the Commitments, substantially in the form of Exhibit G.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Dublin, Ireland or (solely with respect to an Availability Period, the period in advance of a Borrowing Date by which a Borrowing Notice must be delivered and a Borrowing Date, and not with respect to other notices and determinations in connection with the Loans) Tokyo, Japan, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Daily Simple SOFR Loans, any such day that is only an U.S. Government Securities Business Day.

“Capital Lease”: at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock”: with respect to any Person, all equity interests in such Person, including any Common Stock, Preferred Stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and Indebtedness (other than Preferred Stock) convertible into equity.

“Cash and Cash Equivalents”: (a) cash and cash equivalents, as defined in accordance with GAAP, and (b) commercial paper, certificates of deposit, deposit account, guaranteed investment contracts, repurchase agreements and similar securities where the obligor to the U.S. Borrower is rated A (or equivalent rating) or above by any Rating Agency (or in the case of commercial paper, rated P-1 or higher by Moody’s or A-1 or higher by S&P).

“Change of Control”: an event or series of events by which:

(a) in the case of the U.S. Borrower:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the U.S. Borrower, a direct or indirect Subsidiary of the U.S. Borrower, or any employee or executive benefit plan of the U.S. Borrower and/or its Subsidiaries, has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the U.S. Borrower’s Common Stock representing more than 50% of the total voting power of all Common Stock of the U.S. Borrower then outstanding and constituting Voting Stock; or

(ii) the consummation of (i) any consolidation or merger of the U.S. Borrower pursuant to which the U.S. Borrower’s Common Stock will be converted into the right to obtain cash, securities of a Person other than the U.S. Borrower, or other property or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the U.S. Borrower and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the U.S. Borrower; provided, however, that a transaction described in clause (i) or (ii) in which the holders of the U.S. Borrower’s Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

(b) in the case of the Ireland Borrower:

(i) the Ireland Parent fails to own, legally and beneficially, one hundred percent (100%) of the Common Stock of the Ireland Borrower; or

(ii) U.S. Borrower fails to indirectly own one hundred percent (100%) of the Common Stock of the Ireland Parent.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 13, 2024.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, means the aggregate of the Tranche A Loan Commitment and the Tranche B Loan Commitment of such Lender. The amount of the Total Commitments of all of the Lenders as of the Closing Date is $966,500,000.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

“Common Stock”: any class of capital stock or share capital of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the U.S. Borrower substantially in the form of Exhibit D.

“Consolidated Adjusted EBITDA”: with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization, interest expense, income taxes, stock based compensation expense and any other non-cash, non-recurring losses or charges of the U.S. Borrower and its consolidated Subsidiaries.

“Consolidated Interest Expense”: for any period, all interest expense in respect of Indebtedness of the U.S. Borrower and its consolidated Subsidiaries deducted in determining Consolidated Net Income together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, excluding all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Consolidated Net Income”: with reference to any period, the net income (or loss) of the U.S. Borrower and its consolidated Subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (a) any change in accounting principles in accordance with GAAP, (b) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP, (c) any discontinued operations and (d) any extraordinary items.

“Consolidated Shareholders’ Equity”: as of any date of determination, shareholders’ equity as reflected in the U.S. Borrower’s consolidated financial statements at such date.

“Consolidated Unencumbered Assets”: the assets of the U.S. Borrower and its Subsidiaries on a consolidated basis, consisting of (a) Cash and Cash Equivalents and Marketable Securities, in each case to the extent not subject to a Lien (other than customary bankers’ liens and rights of setoff and offset) and (b) non-pledged Aircraft Assets, valued at the net book value thereof.

“Consolidated Unsecured Indebtedness”: Unsecured Indebtedness of the U.S. Borrower and its Subsidiaries, on a consolidated basis after eliminating intercompany items.

“Contractual Obligation”: as to any Person, any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes”: Indebtedness of the U.S. Borrower that is optionally convertible into Common Stock of the U.S. Borrower (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the U.S. Borrower that is optionally exchangeable for Common Stock of the U.S. Borrower (and/or cash based on the value of such Common Stock).

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Party”: the Administrative Agent or any Lender.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower Representative.

“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on the Daily Simple SOFR.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender (a) that has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) that has notified the Borrower Representative or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) that has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) that has, or whose Lender Parent has, become the subject of a (i) Bankruptcy Event or (ii) a Bail-In Action.

“Disposition”: with respect to any property, any sale, lease (other than in the ordinary course of business), sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that by its terms is (1) required to be redeemed or redeemable at the option of the holder prior to the Maturity Date in effect at the time of issuance for consideration other than Qualified Capital Stock; or (2) convertible at the option of the holder into Disqualified Capital Stock or exchangeable for Indebtedness.

“Disqualified Lender”: each Person who is a competitor of the Borrowers or an Affiliate thereof or who is an air carrier and, in each case, is expressly identified in a written list that the Borrower Representative provides to the Administrative Agent and requests the Administrative Agent to post to its password protected website https://debtx.com or other electronic system. The Administrative Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Lenders.

“Dollars” and “$”: dollars in lawful currency of the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee”: (a) any Lender and any Affiliate of any Lender and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that, with respect to this clause (iii), (A) such bank is acting through a branch or agency located in the United States or (B) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (iv) a finance company, insurance company, mutual fund, leasing company or other financial institution or fund (whether a corporation, partnership or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $250,000,000; provided that, except with the consent of the Borrower Representative, no Disqualified Lender shall be an Eligible Assignee.

“Environmental Laws”: any Requirements of Law concerning protection of the environment or exposure to toxic or deleterious materials.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” the credit facility contemplated by that certain Second Amended and Restated Credit Agreement, dated as of May 5, 2014, as the same has been and may be further amended, amended and restated, extended, supplemented or otherwise modified from time to time, including most recently as of the Closing Date the Ninth Amendment and Extension Agreement to the Second Amended and Restated Credit Agreement dated as of April 29, 2024, among Air Lease Corporation, as borrower, the several lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent for the lenders thereunder.

“Extensions of Credit”: as to any Lender at any time, the aggregate of such Lender’s Tranche A Loan Extensions of Credit and Tranche B Loan Extensions of Credit.

“Facility”: (a) the Tranche A Loan Commitments and the extensions of credit thereunder, including the Incremental Commitments with respect to Tranche A Loans and the extensions of credit thereunder; and (b) the Tranche B Loan Commitments and the extensions of credit thereunder, including the Incremental Commitments with respect to Tranche B Loans and the extensions of credit thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate.

“Federal Reserve Bank of New York’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board”: means the Board of Governors of the Federal Reserve System of the United States of America.

“Fitch”: Fitch Rating Service, Inc.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate or the Daily Simple SOFR shall be 0%

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the U.S. Borrower and its Subsidiaries, including the Ireland Borrower.

“Guarantee Obligations”: with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee Obligation, the Indebtedness or other obligations that are the subject of such Guarantee Obligation shall be assumed to be direct obligations of such obligor to the extent of such obligor’s liability with respect thereto.

“Guarantor”: each Subsidiary that now or hereafter executes and delivers a Guaranty; provided that upon release or discharge of such Subsidiary from the Guaranty in accordance with this Agreement, such Subsidiary ceases to be a Guarantor.

“Guaranty”: collectively, one or more guaranties of the Obligations made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, including any supplements to an existing Guaranty in substantially the form that is a part of Exhibit F.

“Incremental Commitment” has the meaning specified in Section 2.3(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.3(c).

“Incremental Lender” has the meaning specified in Section 2.3(b).

“Incremental Facility” means any facility consisting of Incremental Commitments and all borrowings thereunder.

“Indebtedness”: of any Person at any date, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at the option of the holder thereof prior to the Maturity Date in effect at the time of the issuance of such Preferred Stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued expenses arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its reimbursement obligations in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) the net aggregate Swap Termination Value of all Swap Agreements of such Person; and (g) any Guarantee Obligation of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Index Debt”: senior, unsecured, long-term indebtedness for borrowed money of the U.S. Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Loan (other than any Daily Simple SOFR Loan), (1) the twenty-fifth (25th) day (or if such day is not a Business Day, the next succeeding day that is a Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day) of each month and (2) the Maturity Date; and (b) with respect to any Daily Simple SOFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last Business Day of such month) and (2) the Maturity Date. Notwithstanding the foregoing, the initial Interest Payment Date shall be January 27, 2025.

“Interest Period”: as to any Loan, (a) initially, the period commencing on the Borrowing Date of such Loan and ending on the immediately succeeding Interest Payment Date, provided that with respect to the Interest Period for the initial Interest Payment Date occurring on January 27, 2025, the Interest Period will be deemed a period of one month; and (b) thereafter, each subsequent period commencing on the Interest Payment Date occurring on the first day of such subsequent period and ending on the immediately succeeding Interest Payment Date; provided that no Interest Period shall extend beyond the Maturity Date. “Ireland Borrower”: as defined in the Preamble hereto.

“Ireland Parent”: ALC Clover Ireland Limited, a private company limited by shares, having its registered office at 22 Earlsfort Terrace, Dublin 2, Ireland and registered in Ireland with company registration number 486967.

“Irish Taxes Act”: the Taxes Consolidation Act 1997 of Ireland, as amended.

“IRS”: as defined in Section 2.15(e).

“Joinder Agreement” means a joinder agreement entered into by any Person (including any Lender) under Section 2.3, substantially in the form of Exhibit H, pursuant to which such Person provides an Incremental Commitment hereunder and (if such Person is not then a Lender) becomes a Lender party hereto.

“Joint Global Coordinators”: the Joint Global Coordinators identified on the cover page of this Agreement.

“Joint Venture”: as to any Person, any other Person designated as a “joint venture” (1) that is not a Subsidiary of such Person and (2) in which such Person owns less than 100% of the equity or voting interests.

“Lenders”: as defined in the preamble hereto.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lien”: with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement and any Capital Lease, upon or with respect to any property or asset of such Person.

“Loan Documents”: this Agreement, any Notes, any Guaranty and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Loans”: (a) each Tranche A Loan made by the Lenders to the U.S. Borrower pursuant to this Agreement, including any Tranche A Loan made by a Lender under an Incremental Facility pursuant to Section 2.3; and (b) each Tranche B Loan made by the Lenders to the Ireland Borrower pursuant to this Agreement, including any Tranche B Loan made by a Lender under an Incremental Facility pursuant to Section 2.3.

“Mandated Lead Arrangers and Bookrunners”: the Mandated Lead Arrangers and Bookrunners identified on the cover page of this Agreement.

“Marketable Securities”: either (a) debt securities that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody’s or (b) senior debt securities of issuers that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody’s.

“Material Adverse Effect”: (a) a material adverse effect on the business, assets, property or financial condition of the U.S. Borrower and its Subsidiaries taken as a whole or (b) a material impairment on the validity or enforceability of this Agreement or any of the other Loan Documents or the totality of the rights or remedies of the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: December 13, 2027; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is contributed to or required to be contributed to by any Group Member or any ERISA Affiliate.

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-Recourse Indebtedness”: with respect to any Person, any Indebtedness of such Person or its Subsidiaries that is, by its terms, recourse only to specific assets and non-recourse to the assets of such Person generally and that is neither guaranteed by any Affiliate (other than a Subsidiary) of such Person or would become the obligation of any Affiliate (other than a Subsidiary) of such Person upon a default thereunder; provided, however, that the existence of a guarantee that is not a guarantee of payment of Indebtedness shall not cause the related Indebtedness to fail to be Non-Recourse Indebtedness.

“Non-U.S. Lender”: as defined in Section 2.15(e).

“Notes”: the collective reference to (i) any promissory note evidencing Tranche A Loans issued pursuant to Section 10.6(f) and (ii) the Tranche B Loan Note.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the applicable Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the applicable Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred or suffered to exist, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the applicable Borrower pursuant hereto) or otherwise.

“Organizational Document”: as to any Person, the certificate of incorporation and by-laws, constitution or other organizational or governing documents of such Person.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising solely from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court, documentary, intangible, recording, filing or similar taxes or any excise or property taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or sale of a participation (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“Payment”: as defined in Section 9.12.

“Payment Notice”: as defined in Section 9.12.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Preferred Stock”: any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Pricing Grid”: with respect to any Loan, the applicable rate per annum set forth below under the caption “Applicable Margin” based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Index Debt:

Level	Rating for the Index Debt	Applicable Margin
I	Rating for the Index Debt of at least BBB+ by S&P/BBB+ by Fitch/Baal by Moody’s	1.05%
II	Rating for the Index Debt of at least BBB by S&P/BBB by Fitch/Baa2 by Moody’s and not Level I	1.125%
III	Rating for the Index Debt of at least BBB- by S&P/BBB- by Fitch/Baa3 by Moody’s and not Level I or II	1.20%
IV	Rating for the Index Debt below Level III	1.40%

For purposes of the foregoing, (i) if at any time the U.S. Borrower has ratings for the Index Debt from at least two Rating Agencies that fall within the same Level, the Applicable Margin shall be based on such Level; provided that (x) if at any time the U.S. Borrower has ratings for the Index Debt from two or three of the Rating Agencies that fall within two different Levels that are one Level apart, the relevant Level for purposes of determining the Applicable Margin shall be the Level for the higher of the Moody’s rating (if any) or the S&P rating (if any) and (y) if at any time the U.S. Borrower has ratings for the Index Debt from two or three of the Rating Agencies that fall within different Levels that are two or more Levels apart, the relevant Level for purposes of determining the Applicable Margin shall be the Level that is one level below the Level for the highest of such ratings; (ii) if at any time a rating for the Index Debt is provided only by one of Moody’s and S&P, the Applicable Margin shall be based on the Level of such rating for the Index Debt; (iii) if at any time neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), the relevant

Level for purposes of determining the Applicable Margin shall be Level IV; and (iv) if the ratings established or deemed to have been established by any Rating Agency for the Index Debt shall be changed (other than as a result of a change in the rating system of such Rating Agency), or at a time when there is an absence of a rating by any Rating Agency for the Index Debt and such Rating Agency establishes a rating for the Index Debt, such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the U.S. Borrower to the Administrative Agent and the Lenders pursuant to Section 6.7 or otherwise. Each establishment of or change in the Applicable Margin shall apply during the period commencing on the effective date of such establishment or change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the U.S. Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating of such Rating Agency most recently in effect prior to such change or cessation.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Credit Agreement”: means the Existing Credit Agreement; provided that if the U.S. Borrower is party to another credit agreement that is not the Existing Credit Agreement (an “Other Credit Agreement”), then, to the extent that the sum of the outstanding loans and unfunded commitments to lend under such Other Credit Agreement is greater than the sum of the outstanding loans and unfunded commitments under the Existing Credit Agreement, such Other Credit Agreement will be the Principal Credit Agreement for purposes of Section 6.11.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Prospectus Regulation”: Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (as amended).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock”: all Capital Stock of a Person other than Disqualified Capital Stock.

“Rating Agencies”: collectively, S&P, Fitch and Moody’s.

“Recognized Stock Exchange”: means, in respect of the listing of the Notes, such “recognised stock exchange” (within the meaning of section 64 of the Irish Taxes Act) as the Ireland Borrower may decide in its sole and absolute discretion.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Loan, the Term SOFR Rate or (ii) with respect to any Daily Simple SOFR Loan, the Daily Simple SOFR, as applicable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required Lenders”: at any time, the holders of more than 50% of (a) the Total Commitments then in effect or, (b) if the Commitments have expired or been terminated, the Total Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to U.S. Borrower, the chief executive officer, president, chief financial officer or treasurer of the U.S. Borrower, but in any event, with respect to financial matters, the chief financial officer of the U.S. Borrower, and with respect to the Ireland Borrower, a director of the Ireland Borrower.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any country-wide Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by His Majesty’s Treasury, or any similar list maintained or made public by any of the Sanctions Authorities, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) the United Nations Security Council, (iii) the European Union or its member states’ governments (including, for the avoidance of doubt, Ireland), (iv) the United Kingdom (including through His Majesty’s Treasury and the Office of Financial Sanctions Implementation (OFSI)), or (v) the respective governmental institutions and agencies of any of the foregoing (together, the “Sanctions Authorities”).

“Sanctions Authorities”: has the meaning specified in the definition of “Sanctions”.

“SEC”: the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness”: any Indebtedness secured by a Lien.

“Significant Subsidiary”: any Subsidiary that would be a “Significant Subsidiary” of the U.S. Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the Federal Reserve Bank of New York’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SPC Subsidiary”: a Special Aircraft Financing Entity that has acquired from a Person other than a Borrower or a Subsidiary of a Borrower a single Aircraft Asset and is prohibited by its Organizational Documents or loan documents or other related financing documents, without extension, replacement, modification or renewal thereof, from incurring Indebtedness, other than the Indebtedness incurred to finance such acquisition.

“Special Aircraft Financing Entity”: (a) any Subsidiary of a Borrower (i) that is a borrower under a lending facility for the purpose of purchasing or financing Aircraft Assets, (ii) that has no Indebtedness other than Indebtedness that is non-recourse to any Borrower or any of its Subsidiaries (other than (A) such Subsidiary and its Subsidiaries and (B) a limited recourse pledge of the equity of any such Subsidiary) and the payment of such Indebtedness is not guaranteed by or would become the obligation of any Borrower or any of its Subsidiaries (other than such Subsidiary and its Subsidiaries), and (iii) that engages in no business other than the purchase, finance, lease, sale and management of Aircraft Assets and the ownership of special purpose entities engaged in such purchase, finance, lease, sale and management, and business incidental thereto and (b) any such special purpose entity described in the foregoing clause (a)(iii) that is a Subsidiary of a Special Aircraft Financing Entity; provided that “Special Aircraft Financing Entity” shall include, without limitation, ALC Warehouse.

“Special Purpose Finance Subsidiary” means any Wholly-Owned Subsidiary of the U.S. Borrower (i) formed solely for the purpose of incurring Indebtedness the proceeds of which will be used to provide financing to the U.S. Borrower or other Subsidiaries of the U.S. Borrower and (ii) which engages in no business or operations (other than activities directly related and limited to the incurrence and servicing of Indebtedness and its maintenance of existence, including without limitation the investment, advance, dividend, distribution or other transfer of such proceeds of such Indebtedness (including without limitation any right to receive repayment from any parent or affiliated company), and the opening of deposit, securities or other accounts) and does not own any assets (including, for the avoidance of doubt, any Subsidiary) (other than proceeds of Indebtedness and any related repayment rights from any parent or affiliated company, any rights it may have under the documents governing such Indebtedness directly related and limited to the incurrence or servicing of such Indebtedness (but, for the avoidance of doubt, not including any operating assets), any deposit, securities or other accounts, and any rights under any Swap Agreement and any proceeds thereof) or have any liabilities (other than the incurrence of Indebtedness, any obligations it may have under the documents governing such Indebtedness directly related and limited to the incurrence or servicing of such Indebtedness, any obligations with respect to any deposit, securities or other accounts, any obligations under any Swap Agreement, and any obligations arising from the maintenance of such Subsidiary’s existence). For the avoidance of doubt, the Ireland Borrower is a Special Purpose Finance Subsidiary.

“Specified Indebtedness”: with respect to any Person, any Indebtedness of such Person the outstanding principal amount of which equals at least One Hundred Million Dollars ($100,000,000).

“Subordinated Obligation”: any Indebtedness of any Borrower (whether outstanding on the Closing Date or thereafter incurred) that is expressly subordinated or junior in right of payment to the Loans pursuant to a written agreement.

“Subsidiary”: as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the applicable Borrower.

“Swap Agreement”: (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date of determination prior to the date referenced in clause (a), the amounts(s) determined as the mark to market values(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Synthetic Lease”: at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Declaration”: means the declaration at Exhibit J (Form of Irish Tax Declaration) for the purposes of section 64(7) of the Irish Taxes Act.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, other than pursuant to clause (c) of the definition of ABR.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Loan and for any Interest Period, the rate per annum equal to the Term SOFR Reference Rate for a tenor of one month at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Commitments”: at any time, the aggregate amount of the Commitments of all of the Lenders then in effect. The Total Commitments of all of the Lenders as of the Closing Date is $966,500,000.

“Total Extensions of Credit”: at any time, with respect to all of the Lenders, the aggregate amount of the Tranche A Loan Extensions of Credit and the Tranche B Loan Extensions of Credit.

“Total Tranche A Loan Commitments”: at any time, the aggregate amount of the Tranche A Loan Commitments of all Lenders then in effect.

“Total Tranche B Loan Commitments”: at any time, the aggregate amount of the Tranche B Loan Commitments of all Lenders then in effect.

“Tranche A Loan”: as defined in Section 2.1.

“Tranche A Loan Commitment”: as to any Lender, its obligation to make loans to the U.S. Borrower pursuant to Section 2.1(a) in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche A Loan Commitment” opposite such Lender’s name on Schedule 1.1 (as may be updated from time to time in connection with any Incremental Facility) or in the Joinder Agreement in connection therewith pursuant to which such Lender became a party hereto, as the same may be increased from time to time in connection with an Incremental Facility or otherwise changed from time to time pursuant to the terms hereof. The Total Tranche A Loan Commitments of all of the Lenders as of the Closing Date is $351,500,000.

“Tranche A Loan Commitment Percentage”: as to any Lender at any time and its Tranche A Loan Commitment, the percentage which such Lender’s Tranche A Loan Commitment then constitutes of the Total Tranche A Loan Commitments or, at any time after the Tranche A Loan Commitment of such Lender shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Tranche A Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Loans then outstanding.

“Tranche A Loan Extensions of Credit”: as to any Lender under a Tranche A Loan Commitment, at any time, an amount equal to the aggregate principal amount of all Tranche A Loans held by such Lender then outstanding.

“Tranche A Loan Obligations”: as defined in Section 2.2.

“Tranche B Loan”: as defined in Section 2.1.

“Tranche B Loan Commitment”: as to any Lender, its obligation to make loans to the Ireland Borrower pursuant to Section 2.1(b) in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche B Loan Commitment” opposite such Lender’s name on Schedule 1.2 (as may be updated from time to time in connection with any Incremental Facility) or in the Joinder Agreement in connection therewith pursuant to which such Lender became a party hereto, as the same may be increased from time to time in connection with an Incremental Facility or otherwise changed from time to time pursuant to the terms hereof. The Total Tranche B Loan Commitments of all of the Lenders as of the Closing Date is $615,000,000.

“Tranche B Loan Commitment Percentage”: as to any Lender at any time and its Tranche B Loan Commitment, the percentage which such Lender’s Tranche B Loan Commitment then constitutes of the Total Tranche B Loan Commitments or, at any time after the Tranche B Loan Commitment of such Lender shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Tranche B Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Loans then outstanding.

“Tranche B Loan Extensions of Credit”: as to any Lender under a Tranche B Loan Commitment, at any time, an amount equal to the aggregate principal amount of all Tranche B Loans held by such Lender then outstanding.

“Tranche B Loan Note”: means the promissory note in respect of the Tranche B Loans in substantially the form set out in Exhibit I (Form of Tranche B Loan Note) to be issued pursuant to Section 2.8(a).

“Tranche B Loan Note Register”: as defined in Section 2.8(b).

“Tranche B Loan Obligations”: as defined in Section 10.19(a).

“Transferee”: any Assignee or Participant.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“United States”: the United States of America.

“Unsecured Aircraft Financing Debt”: as defined in Section 7.2(c).

“Unsecured Indebtedness”: Indebtedness as to which the obligor thereunder has not granted a Lien in favor of the holder(s) thereof as collateral security for the repayment of such Indebtedness; provided that for the avoidance of doubt obligations with respect to Capital Leases and obligations with respect to Swap Agreements shall not constitute Unsecured Indebtedness.

“U.S. Borrower”: as defined in the Preamble hereto.

“Voting Stock”: Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Wholly-Owned Subsidiary”: at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the applicable Borrower and such Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any of its Subsidiaries at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall, with respect to Indebtedness, be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Interest Rates. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.5 Borrower Representative. The Ireland Borrower hereby designates the U.S. Borrower as the Borrower Representative. The Borrower Representative will be acting as agent on each of the Borrowers’ behalf for the purposes of issuing notices of borrowing pursuant to Section 2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

SECTION 2. COMMITMENTS

2.1 Borrowings. Subject to the terms and conditions hereof, (a) each Lender holding a Tranche A Loan Commitment severally agrees to make one or more loans (each, a “Tranche A Loan”) (which, for the avoidance of doubt, shall be denominated in Dollars) to the U.S. Borrower during the Availability Period in a principal amount (i) of up to such Lender’s Tranche A Loan Commitment and (ii) that will not result in the Tranche A Loan Extensions of Credit exceeding the Total Tranche A Loan Commitments or the Total Extensions of Credit exceeding the Total Commitments; and (b) each Lender holding a Tranche B Loan Commitment severally agrees to make one or more loans (each, a “Tranche B Loan”) (which, for the avoidance of doubt, shall be denominated in Dollars) to the Ireland Borrower during the Availability Period in a principal amount (i) of up to such Lender’s Tranche B Loan Commitment and

(ii) that will not result in the Tranche B Loan Extensions of Credit exceeding the Total Tranche B Loan Commitments or the Total Extensions of Credit exceeding the Total Commitments. The U.S. Borrower may use the Tranche A Loan Commitments and the Ireland Borrower may use the Tranche B Loan Commitments by borrowing on a Business Day during the Availability Period (i) with respect to the Commitments on the Closing Date, in a single borrowing by each Borrower under the applicable Commitments during the period described in clause (a) of definition of Availability Period in an amount up to the aggregate of the Commitments applicable to such Borrower then in effect and (ii) with respect to any given Incremental Commitment, in a single borrowing by the applicable Borrower during the period described in clause (b) of the definition of Availability Period in an amount up to such Incremental Commitment, provided that the Borrower Representative shall give the Administrative Agent irrevocable notice of such borrowing by delivering a duly completed Borrowing Notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, five Business Days prior to the requested Borrowing Date). Each borrowing by a Borrower under the applicable Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Lender under the applicable Commitments thereof. Each Lender under the applicable Commitments thereof will make the amount of its pro rata share of the borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower Representative in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent not later than 3:30 P.M., New York City time on such Borrowing Date by wire transfer to the account of such Borrower as set forth on Exhibit A of the Borrowing Notice relating to such Borrowing of the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.2 Repayment of the Loan.

The U.S. Borrower hereby severally unconditionally promises to repay the then unpaid principal amount of the Tranche A Loans on the Maturity Date (or such earlier date on which the Tranche A Loans become due and payable pursuant to Section 8). Each of the U.S. Borrower and the Ireland Borrower hereby, jointly and severally, unconditionally promises to repay the then unpaid principal amount of the Tranche B Loans on the Maturity Date (or such earlier date on which the Tranche B Loans become due and payable pursuant to Section 8). The U.S. Borrower hereby severally further agrees to pay interest on the unpaid principal amount Tranche A Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10. The Borrowers hereby, jointly and severally, further agree to pay interest on the unpaid principal amount of the Tranche B Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10. For the avoidance of doubt, the Tranche A Loans and Obligations related to the Tranche A Loans (collectively, the “Tranche A Loan Obligations”), including payment of principal and interest with respect thereto, are the several obligations of the U.S. Borrower. The Ireland Borrower shall have no liability for the Tranche A Loan Obligations, including payment of principal or interest with respect thereto.

2.3 Incremental Term Loans.

(a) Request for Incremental Facility. During the period commencing on the Closing Date until June 13, 2025, the Borrower Representative on behalf of the Borrowers may, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders), request the establishment for one or both of the Borrowers of one or more new term loan commitments hereunder that will be a Tranche A

Loan Commitment or a Tranche B Loan Commitment, as the case may be, (each, an “Incremental Commitment”) pursuant to an Incremental Facility, for an aggregate amount of Incremental Commitments not exceeding $33,500,000; provided that (A) any such request for an Incremental Facility shall (x) be in a minimum amount of $10,000,000 (or such lesser amount as may be approved by the Administrative Agent), (y) if greater than such minimum amounts, be in increments of $5,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (z) specify if the amount of such Incremental Facility will include a Tranche A Loan Commitment and/or a Tranche B Loan Commitment and (B) the Borrower Representative shall make no more than a total of three requests on behalf of the applicable Borrower(s) for Incremental Facilities under this Section. The Administrative Agent shall first notify the Lenders that are a party to this Agreement on the Closing Date of such request and such Lenders shall have five (5) Business Days to agree or decline to provide an Incremental Commitment (and any Lender who does not respond within five (5) Business Days will be deemed to have rejected such request). Thereafter the Administrative Agent shall notify any other existing Lenders of such request and Borrower Representative may identify other Persons that are Eligible Assignees to provide an Incremental Commitment as described in clause (b) below.

(b) Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Commitment pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c) Terms of Incremental Commitments. The Administrative Agent and the Borrower Representative shall determine the effective date for an Incremental Facility pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such Incremental Commitments among the Persons providing such Incremental Facility; provided that such date shall be a Business Day at least five Business Days after delivery of the request for such Incremental Facility (unless otherwise approved by the Administrative Agent).

In order to effect such Incremental Facility, the applicable Borrower(s), the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, substantially in the form of Exhibit H and otherwise in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the applicable Incremental Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Commitment (and a separate facility hereunder) and Schedule 1.1 or Schedule 1.2, as applicable, shall be updated accordingly to reflect such Incremental Commitment, each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and the Extensions of Credit made by it on such Incremental Commitment Effective Date pursuant to this Section shall be Tranche A Loans or Tranche B Loans, as applicable, for all purposes of this Agreement.

(d) Conditions to Effectiveness. Notwithstanding the foregoing, the Incremental Commitments under an Incremental Facility pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to the Extensions of Credit under such Incremental Facility to be made on the Incremental Commitment Effective Date;

(ii) the representations and warranties contained in this Agreement are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Incremental Commitment Effective Date and after giving effect to such Incremental Facility, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) the Administrative Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such Incremental Facility; and

(iv) the Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this paragraph (d), the Administrative Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the Incremental Commitments to the Borrowers and the Lenders (including each Incremental Lender).

2.4 [Reserved].

2.5 Fees, etc. (a) The U.S. Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(b) The U.S. Borrower agrees to pay to the Joint Global Coordinators the fees in the amounts and on the dates as set forth in any fee agreements with the Joint Global Coordinators and to perform any other obligations contained therein.

2.6 [Reserved].

2.7 Optional Prepayments. The applicable Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice by the Borrower Representative delivered to the Administrative Agent no later than 1:00 P.M., New York City time, ten (10) Business Days prior thereto, which notice shall specify the date and amount of prepayment and whether such prepayment is of Tranche A Loans or Tranche B Loans; provided that if the Loans are prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amount owing pursuant to Section 2.16. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof, except as may otherwise by authorized by the Administrative Agent. If Tranche B Loans are repaid only in part pursuant to this Section 2.7, the Administrative Agent shall so notify the Ireland Borrower and request the Ireland Borrower to update the Tranche B Loan Note Register to reflect the amount of the Tranche B Loans prepaid and each relevant Lender’s remaining beneficial interest in the Tranche B Loan Note.

2.8 Tranche B Loan Note; Tranche B Loan Note Register. (a) Upon the first borrowing pursuant to Section 2.1 under the Tranche B Loan Commitment, the Ireland Borrower shall issue to the Administrative Agent a Tranche B Loan Note substantially in the form of Exhibit I (Form of Tranche B Loan Note) evidencing the amount of each relevant Lender’s Tranche B Loan Commitment. The Administrative Agent shall hold the Tranche B Loan Note as agent for and on behalf of each Lender with a Tranche B Loan Commitment, and each such Lender’s beneficial interest in the Tranche B Loan Note shall be in an amount equal to its aggregate interest in the principal amounts of Tranche B Loans as recorded in the Tranche B Loan Note Register from time to time together with any interest payable on such principal amount.

(b) The Ireland Borrower will maintain at all times at its registered office a register in respect of the Tranche B Loan Note (the “Tranche B Loan Note Register”) showing (i) the name and address of the Administrative Agent holding the Tranche B Loan Note on behalf of the relevant Lenders; (ii) the names and addresses of each Lender that has a beneficial interest in the Tranche B Loan Note; (iii) each Lender’s interests in a Tranche B Loan evidenced under the Tranche B Loan Note; and (iv) all transfers of beneficial interests in the Tranche B Loan Note. The Ireland Borrower shall be entitled to rely on the name and address of the Administrative Agent provided to it on the Closing Date and the information in a Lender’s Tax Declaration as to its name and address, in each case, unless otherwise notified in writing by the Administrative Agent or such Lender. The Ireland Borrower shall have no duty to update the Tranche B Loan Note Register as to the beneficial interest of each Lender in a Tranche B Loan or the Tranche B Loan Note following the Closing Date (other than updates as a result of a borrowing or repayment of a Tranche B Loan) unless notified of the same by the Administrative Agent or such Lender. The Administrative Agent shall promptly provide to the Ireland Borrower (i) the details of any transfer of a beneficial interest in the Tranche B Loan Note within three (3) Business Days following the transfer of such interest; and (ii) within three (3) Business Days of written request of the Ireland Borrower, with any information in its possession required for the Ireland Borrower to maintain or update the Tranche B Loan Note Register and to comply with any notification requirements of any Recognized Stock Exchange for so long as any Tranche B Loans are listed on such Recognized Stock Exchange and so long as the guidelines of such exchange so require.

(c) Each Lender, the Administrative Agent and the Ireland Borrower hereby agree and acknowledge that: (i) this Agreement does not constitute a prospectus for the purposes of the Prospectus Regulation; (ii) no prospectus will be prepared in connection with the Tranche B Loan Note; and (iii) no offer of notes to the public is made, or will be made, that requires the publication of a prospectus pursuant to the Prospectus Regulation.

2.9 Note Payment Obligation. (a) The payment undertaking of the Ireland Borrower under this Section 2.9 to the Administrative Agent for the benefit of the applicable Lenders is the “Note Payment Obligation”.

(b) For purposes of this Section 2.9, (i) “Corresponding Loan Obligations” means any present or future obligations of the Ireland Borrower to pay an amount to a Lender of principal, interest or other amounts due hereunder (including, for the avoidance of doubt, as a result of any prepayment), in each case, under the Tranche B Loans; and (ii) “Corresponding Note Obligations” means any present or future obligations of the Ireland Borrower to pay an amount to the Administrative Agent for the benefit of the applicable Lenders of principal, interest or other amounts due hereunder (including, for the avoidance of doubt, as a result of any prepayment), in each case, under the Tranche B Loan Note.

(c) The Ireland Borrower agrees and undertakes to pay to the Administrative Agent for the benefit of the applicable Lenders amounts payable to the Administrative Agent under and in accordance with the provisions of the Tranche B Loan Note.

(d) Each Lender, the Administrative Agent and the Ireland Borrower hereby agree and acknowledge that, as outlined in Section 2.8, each Tranche B Loan Note has been issued to evidence and confirm each relevant Lender’s Term Loan B Commitment and accordingly: (i) upon receipt by the Administrative Agent of any amount in payment of a Note Payment Obligation (a “Received Note Amount”), (A) the Corresponding Note Obligations of the Ireland Borrower toward the Administrative Agent shall be reduced by such Received Note Amount and (B) the Corresponding Loan Obligations of the Ireland Borrower toward the applicable Lender shall be reduced by amounts totalling an amount (a “Note Deductible Amount”) equal to the Received Note Amount as if the Note Deductible Amount were received by the applicable Lender as a payment of the Corresponding Loan Obligations owed by the Ireland Borrower to such Lender on the date of receipt by the Administrative Agent of the Received Note Amount; and (ii) upon receipt by a Lender of any amount in payment of a Tranche B Loan (a “Received Loan Amount”), (A) the Corresponding Loan Obligations of the Ireland Borrower toward such Lender shall be reduced by such Received Loan Amount and (B) the Corresponding Note Obligations of the Ireland Borrower toward the Administrative Agent for the benefit of the applicable Lender shall be reduced by amounts totalling an amount (a “Loan Deductible Amount”) equal to the Received Loan Amount as if the Loan Deductible Amount were received by the applicable Lender as a payment of the Corresponding Note Obligation owed by the Ireland Borrower to the Administrative Agent for the benefit of such Lender on the date of receipt by the applicable Lender of the Received Loan Amount.

(e) The Ireland Borrower shall only be required to issue a replacement certificate in respect of the Tranche B Loan Note upon receipt of an affidavit of an officer of the Administrative Agent as to the loss, theft, destruction, or mutilation of its original Tranche B Loan Note.

(f) The Ireland Borrower will use its reasonable best efforts to obtain and maintain the listing of the Tranche B Loan Note on a Recognized Stock Exchange.

(g) All payments due by the Ireland Borrower, will be managed by the Borrower Representative as paying agent for the Ireland Borrower.

2.10 Interest Rates and Payment Dates. (a) The Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR Rate determined for such day plus the Applicable Margin.

(b) (i) If all or a portion of the principal amount of the Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of Section 2.10(a) plus 2%, and (ii) if all or a portion of any interest payable on the Loans or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to ABR determined from day to day plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand by the Administrative Agent. All interest payments due by the Ireland Borrower, will be managed by the Borrower Representative as paying agent for the Ireland Borrower.

2.11 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Loans where the applicable rate of interest is calculated on the basis of ABR and the Prime Rate portion thereof, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of each determination of a Term SOFR Rate and/or Daily Simple SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of the effective date and the amount of each such change in interest rate. The Administrative Agent’s failure to so notify the Lenders and the Borrower Representative shall not relieve each Borrower of its obligation to pay interest payable hereunder.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.12 Inability to Determine Interest Rate. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.12, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time (to the extent then applicable), that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period or (B) at any time (to the extent then applicable), Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan);

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, any Borrowing Notice that requests a Term Benchmark Loan shall instead be deemed to be a Borrowing Notice for, and any continuation of a Loan shall instead be continued as, (x) an Daily Simple SOFR Loan so long as the Daily Simple SOFR is not also the subject of Section 2.12(a)(i) or (ii) above or (y) an ABR borrowing if the Daily Simple SOFR also is the subject of Section 2.12(a)(i) or (ii) above.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Borrower Representative, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12, including the definitions referenced in this Section 2.12.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Term Benchmark borrowing to be made during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request for a Term Benchmark borrowing into a request for a borrowing of or conversion to (A) a Daily Simple SOFR Loan so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Loan where the applicable rate of interest is calculated on the basis of ABR, if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or if applicable, Daily Simple SOFR Loan is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or Daily Simple SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) if applicable, any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR borrowing.

2.13 Pro Rata Treatment and Payments.

(a) Each borrowing by the U.S. Borrower from the Lenders with Tranche A Loan Commitments and any reduction thereof shall be made pro rata according to the respective Tranche A Loan Commitment Percentages of such Lenders. Each borrowing by the Ireland Borrower from the Lenders with Tranche B Loan Commitments and any reduction thereof shall be made pro rata according to the respective Tranche B Loan Commitment Percentages of such Lenders.

(b) Except as otherwise provided in Section 2.19, each payment (including each prepayment) by a Borrower on account of principal of and interest on the Tranche A Loans or Tranche B Loans, as applicable, shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Loans or Tranche B Loans, as applicable, then held by the Lenders. The Administrative Agent shall distribute payments received by it in relation to all or any part of the Tranche B Loan Note to the relevant Lenders indicated in the records of the Administrative Agent as being so entitled on that date.

(c) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 4:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR borrowings, on demand, from the applicable Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to 12:00 Noon, New York City time on the date of any payment due to be made by the applicable Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing in this Section 2.13(e) shall be deemed to limit the rights of the Administrative Agent or any Lender against the applicable Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(d), 2.13(e), 2.15(e) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority charged with administration thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any such Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any tax of any kind whatsoever (other than (A) Non-Excluded Taxes or Other Taxes covered by Section 2.15 and (B) Taxes described in the first sentence of Section 2.15(a) immediately before the proviso and clauses (w) through (y) of Section 2.15(a)) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or, subject to Section 10.6(d), participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR Rate or Daily Simple SOFR Rate; or

(iii) shall impose on such Lender any other condition affecting its Term Benchmark Loans or Daily Simple SOFR Loans or its obligation to make or maintain Term Benchmark Loans or Daily Simple SOFR Loans;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or Daily Simple SOFR Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the U.S. Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor, the U.S. Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless required by applicable law; provided that, if any Taxes, other than net income (however denominated) Taxes and franchise Taxes (imposed in lieu of net income Taxes) and branch profits Taxes imposed on the Administrative Agent or any Lender by any Governmental Authority in a jurisdiction (or political subdivision thereof) in which the Administrative Agent or Lender is organized, in which its applicable lending office is located, or that are Other Connection Taxes (such non-excluded Taxes, “Non-Excluded Taxes”), or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Government Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes, including any Non-Excluded Taxes or Other Taxes imposed on the additional amounts payable under this Section 2.15(a)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, however, that notwithstanding anything in this Agreement to the contrary, no Borrower shall be required to increase any such amounts payable to any Lender or other recipient with respect to any Non-Excluded Taxes (w) that are attributable to such Lender’s or other recipient’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (x) that are United States withholding Taxes (including United States federal, state and local backup withholding taxes) resulting from any Requirement of Law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except in each case to the extent that, pursuant to this paragraph, additional amounts with respect to such Non-Excluded Taxes were payable either to such Lender’s assignor (if any) at the time of assignment or to such Lender at the time it designated a new lending office, (y) that are withholding Taxes imposed by Ireland on a payment, if on the date on which the payment falls due, the payment could have been made to the recipient without such withholding Tax if such recipient had complied with its obligation under Section 2.15(f) to deliver a Tax Declaration, or (z) that are imposed by reason of FATCA. The payment of Taxes described in clauses (w) through (z) of this Section 2.15(a) shall not result in any indemnity payment under Section 2.15(c).

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. Subject to Section 2.15(a), if (i) any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or (ii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender (including, in the case of a Lender that is classified as a partnership for U.S. federal income tax purposes, a person treated as a beneficial owner thereof for U.S. federal tax purposes), such Loan Party shall indemnify the Administrative Agent and the Lenders within 10 days after demand therefor, for the full amount of any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) in the case of (i), or any such direct imposition in the case of (ii). In the case of any Lender making a claim under this Section 2.15(c) on behalf of any of its beneficial owners, an indemnity payment under this Section 2.15(c) shall be due only to the extent that such Lender is able to establish that such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Non-Excluded Taxes or Other Taxes.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Each Lender that is a “United States Person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) and that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either IRS Form W-8BEN or W-8BEN-E, as applicable, Form W-8IMY (together with any applicable underlying IRS Forms) or Form W-8ECI, as applicable, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit E and the applicable IRS Form W-8BEN or W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments under this Agreement and the other Loan Documents or (iii) any other form prescribed by the applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower Representative and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation or information prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender. The Ireland Borrower and any relevant Lender that is the holder of a beneficial interest in the Tranche B Loan Note to which the Ireland Borrower makes a payment which such Lender is entitled shall co-operate in completing any procedural formalities necessary for the Ireland Borrower to make that payment without any withholding imposed by Ireland.

(g) Each Lender under a Tranche B Loan Commitment, on the date which it becomes a party to this Agreement and holder of a beneficial interest in the Tranche B Loan Note, confirms (for the benefit of the Administrative Agent and without liability to the Ireland Borrower) to the Ireland Borrower that it has provided a true, accurate and complete Tax Declaration and a certificate of its tax residence to the Ireland Borrower.

(h) Each Lender under a Tranche B Loan Commitment, which becomes a party to this Agreement and a holder of a beneficial interest in the Tranche B Loan Note after the date of this Agreement, and any Eligible Assignee or Participant in respect of a Tranche B Loan Commitment and a holder of a beneficial interest in the Tranche B Loan Note, will confirm in writing (for the benefit of the Administrative Agent and without liability to the Ireland Borrower) to the Ireland Borrower, that it has provided a true, accurate and complete Tax Declaration and a certificate of its tax residence to the Ireland Borrower. For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement as a Lender shall not be invalidated by any failure of a Lender to comply with this Section 2.15(h). Each Lender agrees that if a Tax Declaration or certificate of tax residence it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(i) [Reserved].

(j) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k) If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Credit Party attributable to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Credit Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(l) The Administrative Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to clause (e), (f) or (g) without further verification and shall not be liable for any action taken by it in reliance thereupon.

(m) The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Indemnity. The U.S. Borrower and, only in respect of a Term Benchmark Loan of the Ireland Borrower, the Ireland Borrower agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the applicable Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the applicable Borrower in making any prepayment of or conversion from Term Benchmark Loan after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the applicable Borrower of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. In the case of a Term Benchmark Loan, such indemnification shall be the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Term SOFR Rate that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.20 with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.14, 2.15(a) or 2.20.

2.18 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a), (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the applicable Borrower shall be liable (and, if the applicable Borrower is the Ireland Borrower, the U.S. Borrower shall also be liable) to such replaced Lender under Section 2.16 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the applicable Borrower shall be obligated (and, if the applicable Borrower is the Ireland Borrower, the U.S. Borrower shall also be obligated) to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the applicable Borrower shall pay (and, if the applicable Borrower is the Ireland Borrower, the U.S. Borrower shall also be obligated to pay) all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the applicable Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitments and Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that this clause (a) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender;

(b) Termination of Defaulting Lenders. The Borrowers shall have the right, in their sole discretion, to terminate the Commitment of any Defaulting Lender by the Borrower Representative giving the Administrative Agent and such Defaulting Lender a written notice setting forth their election and a termination date (an “Early Commitment Termination Date”), which date shall not be earlier than three (3) Business Days after the date on which such notice has been given, except as otherwise agreed by the Administrative Agent and such Defaulting Lender. On the Early Commitment Termination Date, such Defaulting Lender’s Commitment shall terminate and, so long as no Default or Event of Default shall have occurred and be continuing, the applicable Borrower shall (i) prepay all of such Defaulting Lender’s outstanding Loans together with interest thereon accrued to such Early Commitment Termination Date, and (ii) pay all amounts then owing to such Defaulting Lender pursuant to Sections 2.14, 2.15, 2.16 and 10.5 for which demand has been made to such Borrower prior to such Early Commitment Termination Date. Upon termination of such Defaulting Lender’s Commitment in accordance with this Section 2.19(b), such Defaulting Lender shall cease to be a party hereto.

2.20 Illegality. Notwithstanding any other provision in this Agreement, if, after the Closing Date, the adoption of any applicable Requirement of Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for any Lender to maintain its Commitment or its portion of the Loans, then upon notice to the Borrower Representative and the Administrative Agent by such Lender, the Borrower Representative and such Lender shall negotiate for a period of thirty (30) days (or such longer period of time acceptable to the Administrative Agent) in an effort to mitigate such illegality, including considering whether any of the provisions in Section 2.17 can be utilized to mitigate such illegality. If after such period, such illegality cannot be resolved, the relevant Lender’s Commitment shall terminate and the applicable Borrower shall, within ten (10) Business Days from the end of such period, prepay in full the then outstanding principal amount of the Loans provided by such Lender, together with accrued interest thereon to the date of prepayment plus all amount required to be paid pursuant to Section 2.16, if any, and all other amounts due to such Lender hereunder, thereunder and under the other Loan Documents.

SECTION 3. [RESERVED]

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each of the U.S. Borrower as to itself and the Ireland Borrower, and the Ireland Borrower as to itself, hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited balance sheet of the U.S. Borrower as of December 31, 2023 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the U.S. Borrower as of such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since December 31, 2023, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Loan Party and, to the extent any Subsidiary directly or indirectly owns Aircraft Assets, such Subsidiary (a) is duly organized or duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (if applicable), (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (if applicable) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and the failure to so qualify would reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate (or limited liability or other entity, as appropriate) power and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required by or on behalf of any Borrower or any other Loan Party in connection with the extensions of credit hereunder or with the execution, delivery, or performance by any Loan Party or enforceability against any Loan Party of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any material Requirement of Law applicable to any Group Member, any Organizational Document of any Group Member or, except as could not reasonably be expected to have a Material Adverse Effect, any Contractual Obligation of any Group Member and (b) will not result in, or require, the creation or imposition of any Lien on any Group Member’s properties or revenues. No Requirement of Law, Organizational Document or Contractual Obligation applicable to any Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its Aircraft Assets and its other property.

4.9 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted., (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns that, to the knowledge of any Borrower, are required to be filed and has paid or made provision for the payment of all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than (a) any tax the amount or validity of which is currently being contested in good faith by appropriate actions and with respect to which reserves in conformity with generally accepted accounting principles in the United States have been provided on the books of the relevant Group Member, and (b) any tax returns or taxes to the extent that the failure to file such tax returns or pay such taxes could not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed, and, to the knowledge of any Borrower, no material claim is being asserted, with respect to any such material tax, fee or other charge. The Ireland Borrower is not required to make any deduction or withholding for or on account of any Taxes from any payment it may make under any Loan Document to a Lender that is a holder of a beneficial ownership interest in the Tranche B Loan Note and has provided a Tax Declaration and a certificate of its tax residence to the Ireland Borrower. The Ireland Borrower is resident for tax purposes in Ireland only and does not have a permanent establishment or other taxable presence outside Ireland. The Ireland Borrower is a “qualifying company” within the meaning of section 110 of the Irish Taxes Act.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower Representative will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations under each underfunded Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur or suffer to exist Indebtedness.

4.15 Subsidiaries. As of the Closing Date, Schedule 4.15 sets forth the name and jurisdiction of incorporation or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

4.16 Use of Proceeds. The proceeds of the Loans shall be used to finance the working capital needs of the Borrowers and their Subsidiaries in the ordinary course of business and for general corporate purposes of the Borrowers and their Subsidiaries.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: no Group Member has released or disposed of Materials of Environmental Concern at any property or facility owned or operated by any Group Member in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law, nor to the knowledge of any Borrower are Materials of Environmental Concern present at any property or facility owned or operated by any Group Member or at any other location in conditions that would reasonably be expected to give rise to liability under any applicable Environmental Law.

4.18 Accuracy of Information, etc.. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written or formally presented information (other than the financial projections and forward-looking information referred to in the immediately succeeding sentence below and information of a general economic or industry specific nature) furnished by any Loan Party or any of its agents to the Administrative Agent, the Lenders or any of their respective Affiliates, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, as of the date such statement or information was so furnished, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto). The financial projections and other forward-looking information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable at the time furnished by or on behalf of the Borrowers, any Loan Party or any of their respective agents, as the case may be, to the Administrative Agent, the Lenders or any of their respective Affiliates, it being recognized by the Administrative Agent, the Lenders and their respective Affiliates that such projections and forward-looking information are not to be viewed as facts and that actual results during the period or periods covered by any such projections or forward-looking information may differ from the projected results set forth therein, and such differences may be material. As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Anti-Corruption Laws and Sanctions. Each of the Borrowers has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees, and to the knowledge of the Borrowers their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Except as would be allowed by applicable laws, including Sanctions, none of (a) the Borrowers, their Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the any Borrower, any agent of the Borrowers or any Subsidiary of the Borrowers that has acted or will act in any capacity in connection with the negotiation, execution or administration of or otherwise has benefitted or will benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or use of proceeds will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit to the applicable Borrower requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the request by the Borrower Representative for the making of such extension of credit, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1 and Schedule 1.2.

(b) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on the Closing Date pursuant to the Loan Documents, and shall receive within fifteen (15) days of the Closing Date all reasonable out-of-pocket expenses for which invoices have been presented (including, except as otherwise separately agreed by the parties, the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(c) Closing Certificate; Solvency Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) Organizational Documents of each Borrower, (ii) certificates of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B-1, with appropriate insertions and attachments, including the certificate of incorporation or formation or other organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, (iii) a solvency certificate of the U.S. Borrower with respect to the solvency of the U.S. Borrower and its Subsidiaries (including the Ireland Borrower) dated the Closing Date, substantially in the form of Exhibit B-2, and (iv) a good standing certificate for each Loan Party from its jurisdiction of organization to the extent such concept exists in the jurisdiction of organization of such Loan Party.

(d) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of (i) O’Melveny & Myers, LLP, counsel to the Borrowers, addressed to the Administrative Agent and the Lenders, substantially in the form of Exhibit C-1 and (ii) A&L Goodbody LLP, counsel to the Ireland Borrower, addressed to the Administrative Agent and the Lenders, substantially in the form of Exhibit C-2.

(e) Financial Statements. The Lenders shall have received the audited consolidated financial statements of the U.S. Borrower referred to in Section 4.1; provided that the filing by the U.S. Borrower of such financial statements on Form 10-K or Form 10-Q, as applicable, with the SEC shall satisfy the requirements of this Section 5.1(e).

(f) Patriot Act Information, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as is reasonably requested in writing at least five Business Days prior to the Closing Date by the Administrative Agent or the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act. At least five Business Days prior to the Closing Date, each Borrower, to the extent it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered to Lender a Beneficial Ownership Certification in relation to such Borrower.

(g) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice under the Commitments then in effect requesting a borrowing on a Borrowing Date within the period described in clause (a) of the definition of Availability Period.

(h) Representations and Warranties. Each of the representations and warranties made by any Loan Party in the Loan Documents or any notice or certificate delivered in connection therewith shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Closing Date.

(i) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit to the applicable Borrower hereunder on the Closing Date.

(j) Tranche B Loan Note. The Administrative Agent shall have received the Tranche B Loan Note executed and delivered by the Ireland Borrower as provided in Section 2.8.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit After the Closing Date. The agreement of each Lender to make any extension of credit to the applicable Borrower requested to be made by it on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in the Loan Documents or any notice or certificate delivered in connection therewith (other than the representation and warranty contained in Section 4.2) shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit to the applicable Borrower requested to be made on such date.

Each borrowing by the applicable Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, subject to Section 10.14(b), the Borrowers shall and shall cause each of their Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as publicly available, but in any event within 90 days after the end of each fiscal year of the U.S. Borrower, a copy of the audited consolidated balance sheet of the U.S. Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form, the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as publicly available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the U.S. Borrower, a copy of the unaudited consolidated balance sheet of the U.S. Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of (x) income for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, and (y) cash flows for the period from the beginning of such fiscal year to the close of such quarter setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer of the U.S. Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be prepared in reasonable detail and in accordance with generally accepted accounting principles in the United States applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

In lieu of furnishing the Administrative Agent and each Lender with the items referred to in Sections 6.1(a) and 6.1(b), the U.S. Borrower may make available such items on the U.S. Borrower’s website www.airleasecorp.com, at www.sec.gov or at such other website as notified to the Administrative Agent and the Lenders, which shall be deemed to have satisfied the requirements of delivery of such items in accordance with this Section 6.1.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):

(a) concurrently with the delivery of the annual and quarterly financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the U.S. Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of the U.S. Borrower, a Compliance Certificate containing all information and calculations necessary for determining compliance by the U.S. Borrower with Sections 7.1(a), (b), and (c) as of the last day of the fiscal quarter or fiscal year of the U.S. Borrower, as the case may be;

(b) concurrently with the delivery of the annual and quarterly financial statements pursuant to Section 6.1, a narrative discussion and analysis of the financial condition and results of operations of the U.S. Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(c) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower Representative shall provide copies of such documents and notices promptly after receipt thereof;

(d) promptly, such information and documents as the Administrative Agent may reasonably request in order to comply with the obligations of the Administrative Agent or any Lender to prevent money laundering and to conduct ongoing monitoring of the business relationship with the Borrowers and their Subsidiaries;

(e) within a reasonable period of time, such additional financial and other information (not including reports and other materials to the extent filed with the SEC) as any Lender may from time to time reasonably request; and

(f) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (to the extent applicable).

In lieu of furnishing the Administrative Agent and each Lender with discussion and analysis referred to in Section 6.2(b) above, the U.S. Borrower may make available its annual report on Form 10-K or its quarterly report on Form 10-Q, as applicable, in each case containing a Management’s Discussion and Analysis of Financial Condition and Results of Operations as required by such form, on the U.S. Borrower’s website at www.airleasecorp.com, at www.sec.gov or at such other website as notified to the Administrative Agent and the Lenders, which shall be deemed to have satisfied the requirements of furnishing such discussion and analysis required by Section 6.2(b).

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations (including Taxes) of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate actions and reserves in conformity with generally accepted accounting principles in the United States with respect thereto have been provided on the books of the relevant Group Member, or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its organizational existence, except as otherwise permitted by Section 7.3; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance to the extent and against such risks as is commonly maintained by companies engaged in the same or similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with generally accepted accounting principles in the United States and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon five Business Days’ notice, representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time but not more than two times per fiscal year.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender as soon as practicable, but in no event later than five Business Days’ after any Borrower obtains knowledge of the occurrence of:

(a) any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) an ERISA Event that could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof;

(e) promptly after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Use of Proceeds. The proceeds of the Loans will be used only for the purposes set forth in Section 4.16. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, and section 82 of the Companies Act 2014 of Ireland. None of the Borrowers or any of their Subsidiaries shall use, and none of the respective directors, officers, employees and agents of the Borrowers and their Subsidiaries shall use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.9 Accuracy of Information. The Borrowers will ensure that all written or formally presented information furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, taken as a whole, when furnished, does not contain any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they are made, not materially misleading (giving effect to all supplements thereto), and the furnishing of such information shall be deemed to be representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 6.9.

6.10 Future Guarantors. The U.S. Borrower shall cause each of its Subsidiaries that, on the Closing Date or any time thereafter, guarantees any Specified Indebtedness of the U.S. Borrower, to execute and deliver to the Administrative Agent a Guaranty; provided that such Subsidiary may be released from its Guaranty at such time as it no longer guarantees any Specified Indebtedness of the U.S. Borrower.

6.11 MFN Provision.

(a) If at any time after the date hereof, the U.S. Borrower agrees to any addition, amendment, waiver, deletion, termination or other modification of any affirmative, negative or financial covenant or event of default (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) set forth in the Principal Credit Agreement (a “Credit Agreement Modification”) that is less or more restrictive on the U.S. Borrower or any Subsidiary than the covenants, definitions and/or defaults contained in this Agreement, then the U.S. Borrower shall provide a Credit Agreement Modification Notice (defined in sub-section (c) below) in respect of such Credit Agreement Modification; provided that the foregoing shall not apply to this Section 6.11 which may only be amended or waived in accordance with the provisions of Section 10.1. Such Credit Agreement Modification shall be deemed automatically incorporated by reference into this Agreement and any existing covenant shall be deemed automatically amended herein to reflect such Credit Agreement Modification, mutatis mutandis, as if set forth in full herein, effective as of the date when such Credit Agreement Modification shall have become effective under the Principal Credit Agreement; provided that, notwithstanding the foregoing, if as of the date of any Credit Agreement Modification Notice, an Event of Default has occurred and is continuing therewith, no Credit Agreement Modification will be deemed incorporated into this Agreement without the prior written consent of the Required Lenders.

(b) Any Credit Agreement Modification incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 6.11 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Credit Agreement Modification under the Principal Credit Agreement; provided that, if an Event of Default then exists and the amendment of such Credit Agreement Modification would make such covenant less restrictive on the U.S. Borrower or any Subsidiary, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Event of Default no longer exists unless Required Lenders have consented, and (ii) shall be deemed automatically deleted from this Agreement at such time as such Credit Agreement Modification is deleted or otherwise removed from the Principal Credit Agreement or the Principal Credit Agreement shall be terminated; provided that, if an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Event of Default no longer exists unless Required Lenders have consented.

(c) “Credit Agreement Modification Notice” means, in respect of any Credit Agreement Modification, a written notice to the Administrative Agent delivered promptly, and in any event within twenty Business Days after the inclusion of such Credit Agreement Modification in the Principal Credit Agreement from a Responsible Officer of the U.S. Borrower referring to the provisions of this Section 6.11 and setting forth a reasonably detailed description of such Credit Agreement Modification (including any defined terms used therein) and related explanatory calculations, as applicable.

SECTION 7. NEGATIVE COVENANTS

Each of the Borrowers hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, subject to Section 10.14(b), such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Shareholders’ Equity. In the case of the U.S. Borrower, permit the Consolidated Shareholders’ Equity as at the last day of any fiscal quarter of the U.S. Borrower to be less than Two Billion Five Hundred Million Dollars ($2,500,000,000).

(b) Consolidated Unencumbered Assets. In the case of the U.S. Borrower, permit the Consolidated Unencumbered Assets as at the last day of any fiscal quarter of the U.S. Borrower to be less than 125% of the Consolidated Unsecured Indebtedness as at the last day of such fiscal quarter.

(c) Consolidated Interest Coverage Ratio. In the case of the U.S. Borrower, as of the end of any fiscal quarter, permit the ratio of (i) Consolidated Adjusted EBITDA for such fiscal quarter together with the three fiscal quarters which immediately precede such fiscal quarter to (ii) Consolidated Interest Expense during such period to be less than 1.50 to 1.00.

7.2 Indebtedness. Permit any Subsidiary of a Borrower to create, issue, incur, assume or become liable in respect of any Unsecured Indebtedness, except:

(a) Indebtedness of any Guarantor;

(b) Indebtedness of a Subsidiary owed to a Borrower or to a Wholly-Owned Subsidiary;

(c) Indebtedness of an SPC Subsidiary incurred to finance the acquisition of a single Aircraft Asset on an unsecured basis (“Unsecured Aircraft Financing Debt”); provided that such Unsecured Aircraft Financing Debt becomes Secured Indebtedness within 90 days of incurrence; provided, further, that, at any one time, no more than three (3) SPC Subsidiaries may have Unsecured Aircraft Financing Debt outstanding;

(d) other Indebtedness in the aggregate for all Subsidiaries of the Borrowers not exceeding $250,000,000 at any time outstanding;

(e) Indebtedness of a Special Purpose Finance Subsidiary, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Indebtedness shall rank pari passu in right of payment with the Obligations; and

(f) the Tranche B Loan Obligations.

7.3 Fundamental Changes. (a) Enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or, in a single transaction or in a related series of transactions Dispose of all or substantially all of the property or business of the Borrowers and their Subsidiaries, taken as a whole.

(b) Notwithstanding Section 7.3(a), (i) any Subsidiary of a Borrower may be merged or consolidated with or into such Borrower or the other Borrower (provided that the applicable Borrower shall be the continuing or surviving corporation) or with or into any Guarantor; (ii) any Guarantor may be merged or consolidated with or into any Subsidiary of a Borrower if after giving effect to such merger or consolidation, the surviving Person is a Guarantor; (iii) any Subsidiary of a Borrower that is not a Guarantor may be merged or consolidated with or into any other Subsidiary of such Borrower; (iv) any Subsidiary of a Borrower may be merged or consolidated with or into any Person so long as any such transaction referred to in this clause (iv) would not result in the Disposition of all or substantially all of the property or business of such Borrower and its Subsidiaries, taken as a whole; (v) any Subsidiary of a Borrower may Dispose of any or all of its assets to such Borrower or any other Subsidiary of such Borrower (upon voluntary dissolution, winding up or liquidation or otherwise); provided that, if the Subsidiary making such Disposition is a Guarantor, the recipient shall be such Borrower or a Guarantor; and (vi) any Subsidiary of a Borrower that is not a Guarantor may liquidate, wind up or dissolve itself if it has no assets.

7.4 [Reserved].

7.5 Transactions with Affiliates. Enter into any transaction or group of related transactions that are material in relation to the business, operations, financial condition or properties of the Borrowers and their Subsidiaries taken as a whole (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than a Borrower or a Subsidiary or a Joint Venture of a Borrower), except upon fair and reasonable terms no less favorable to the applicable Borrower or such Subsidiary than could reasonably be obtainable in a comparable arm’s length transaction with a Person who is not an Affiliate. The restrictions in this Section shall not apply to (1) any leasing transaction, including, without limitation, a transaction in which an Aircraft Asset is subleased to a customer of a Borrower or any Subsidiary thereof, involving one or more Subsidiaries for the purposes of effecting aircraft registration or tax planning; (2) any amendment to, or replacement of, any agreement with an Affiliate that is in effect on the Closing Date so long as any such amendment or replacement agreement is not more disadvantageous to Lenders, as determined in good faith by the Board of Directors of the applicable Borrower, in any material respect than the original agreement as in effect on the Closing Date; (3) dividends, stock repurchases and investments, so long as no Event of Default would result as a consequence thereof; (4) the issuance of Common Stock or Preferred Stock by the U.S. Borrower including in connection with the exercise or conversion of options, warrants, convertible securities or similar rights to acquire or purchase Common Stock or Preferred Stock; (5) [intentionally omitted] and (6) any directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of a Borrower or a Subsidiary thereof that are (x) approved in good faith by the its Board of Directors or the Board of Directors of the U.S. Borrower, the independent members of its Board of Directors or of the Board of Directors of the U.S. Borrower, or the Compensation Committee of its Board of Directors or of the Board of Directors of the U.S. Borrower, as applicable, or (y) otherwise customary and reasonable.

7.6 Changes in Fiscal Periods. Permit the fiscal year of any Borrower to end on a day other than December 31 or change any Borrower’s method of determining fiscal quarters.

7.7 Lines of Business. Engage in any business if, as a result, the general nature of the business in which the Borrowers and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrowers and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest becomes due in accordance with the terms hereof or within five Business Days after demand for any other amount in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, if capable of remedy, such default shall continue unremedied for a period of 30 days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness by such Person (or the payment of which is a Guarantee Obligation of such Person), other than Indebtedness owed to any Group Member, Non-Recourse Indebtedness of any Group Member, whether such Indebtedness or Guarantee Obligation now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of, interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such mortgage, indenture or instrument (a “payment default”) or (ii) results in the acceleration of such Indebtedness prior to its stated maturity; and, in each case the outstanding principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates One Hundred Million Dollars ($100,000,000) or more; provided further that in connection with any series of Convertible Notes, (x) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (y) the rights of holders of such Convertible Notes to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (z) the rights of holders of such Convertible Notes to require any repurchase by the Borrower of such Convertible Notes in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this paragraph (e); or

(f) (i) any Borrower or any Significant Subsidiary or any group of Subsidiaries of the U.S. Borrower that, taken together (as of the date of the latest audited consolidated financial statements of the U.S. Borrower and its Subsidiaries), would constitute a Significant Subsidiary of the U.S. Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, examinership, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, examiner, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Borrower or any Significant Subsidiary or any group of Subsidiaries of the U.S. Borrower that, taken together (as of the date of the latest audited consolidated financial statements of the U.S. Borrower and its Subsidiaries), would constitute a Significant Subsidiary of the U.S. Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment (that, in the case of such appointments, is not discharged within 60 days) or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Borrower or any Significant Subsidiary or any group of Subsidiaries of the U.S. Borrower that, taken together (as of the date of the latest audited consolidated financial statements of the U.S. Borrower and its Subsidiaries), would constitute a Significant Subsidiary of the U.S. Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower or any Significant Subsidiary or any group of Subsidiaries of the U.S. Borrower that, taken together (as of the date of the latest audited consolidated financial statements of the U.S. Borrower and its Subsidiaries), would constitute a Significant Subsidiary of the U.S. Borrower shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any Significant Subsidiary or any group of Subsidiaries of the U.S. Borrower that, taken together (as of the date of the latest audited consolidated financial statements of the U.S. Borrower and its Subsidiaries), would constitute a Significant Subsidiary of such

Borrower shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or (vi) any Borrower or any Significant Subsidiary or any group of Subsidiaries of the U.S. Borrower that, taken together (as of the date of the latest audited consolidated financial statements of the U.S. Borrower and its Subsidiaries), would constitute a Significant Subsidiary of such Borrower shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), or (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(h) one or more final judgments or decrees shall be entered against any Borrower or any Significant Subsidiary or any group of Subsidiaries of the U.S. Borrower that, taken together (as of the date of the latest audited consolidated financial statements of the U.S. Borrower and its Subsidiaries), would constitute a Significant Subsidiary of the U.S. Borrower involving in the aggregate a liability (excluding amounts covered by indemnities, the terms of which are reasonably satisfactory to the Required Lenders, or fully covered by insurance as to which the relevant insurance company has not denied coverage) of One Hundred Million Dollars ($100,000,000) or more, which judgments or decrees shall not have been vacated, discharged, stayed or bonded within 60 days after such judgment becomes final; or

(i) any subordination agreement with respect to a Subordinated Obligation shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(j) except as permitted hereunder or thereunder, the guarantee contained in the Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k) a Change of Control of either the U.S. Borrower or the Ireland Borrower shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to act in accordance with the advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction pursuant to a non-appealable final order or judgement).

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall (i) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder (iii) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (iv) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders), (v) except as expressly set forth herein and in the other Loan Documents, not be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by such Agent or any of its Affiliates in any capacity and (vi) have any obligation to pursue any action hereunder or under any other Loan Document that is not in accordance with Applicable Law. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct (or simple negligence in the handling of funds) as determined by a court of competent jurisdiction pursuant to a non-

appealable final order or judgment. No Agent shall be deemed to have knowledge of the occurrence of, or be required to act upon (including sending any notice related thereto), or investigate into, any event information or Default unless and until written notice thereof is received by such Agent from a Credit Party and knowledge by an Affiliate of such Agent or, where the Agent is Sumitomo Mitsui Trust Bank, Limited, New York Branch, knowledge by a Person in a division other than the SFD – Administrative Agency department of Sumitomo Mitsui Trust Bank, Limited, New York Branch, in each case shall not be imputed to such Agent, and neither Agent shall be responsible for or have any duty to ascertain, investigate or inquire into (i) any statement, warranty or representation (or breach thereof) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any publicly available information or recalculating or re-verifying any calculation or information set forth therein), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or of any property delivered hereunder, or for the value or collectability of any note, check or other instrument, if any, so delivered, or for any representations or warranties, recitals or other statements made, or obligations assumed by any party. No Agent shall have any obligation whatsoever under any Loan Document either prior to or after receiving any notice to take any action to determine whether any event, information or Default has in fact occurred, and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it. Receipt and/or delivery by an Agent, or to an Agent, of any reports or other information (including but not limited to other publicly available information to such Agent) does not constitute actual knowledge or constructive knowledge unless such Agent is expressly obligated to review its content, is expressly obligated to prepare its content, or if such Agent determines that review of such information is necessary to perform its express obligations under any Loan Document.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon, and acting or refraining from acting upon, any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, opinion, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat each Lender as the owner of its interests in the Loans for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders).

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent (including any Joint Global Coordinator or any Mandated Lead Arranger and Bookrunner), and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent (including any Joint Global Coordinator or any Mandated Lead Arranger and Bookrunner), and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements as determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers. Additionally, if the Lender then acting as Administrative Agent is a Defaulting Lender by virtue of clause (d) of the definition thereof, then Administrative Agent may be removed by the Required Lenders or the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Upon a successor agent accepting appointment as Administrative Agent, the retiring or withdrawing Administrative Agent shall (i) transfer the Tranche B Loan Note it is holding to the successor Administrative Agent to hold as agent for and on behalf of each relevant Lender and (ii) surrender to the Ireland Borrower the Tranche B Loan Note it holds in respect of the Tranche B Loan Note, and the Ireland Borrower shall issue a new certificate in respect of such Note to the successor Administrative Agent, update the Tranche B Loan Note Register to reflect the transfer and provide the required notifications (and supporting documentation received from the successor Administrative Agent) to any Recognized Stock Exchange for so long as any Tranche B Loans are listed on such Recognized Stock Exchange and so long as the guidelines of such exchange so require. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective with the Administrative Agent being discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any removed Administrative Agent’s removal or retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Joint Global Coordinators and Mandated Lead Arrangers and Bookrunners. Neither the Joint Global Coordinators nor the Mandated Lead Arrangers and Bookrunners shall have any duties or responsibilities hereunder in their respective capacity as such.

9.11 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14 and (D) and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection with such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent, or any other Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent, or any other Agent or any its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12 Acknowledgments with respect to Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof) within 90 days of transfer, such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.12 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof)

may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Borrower and each other Loan Party hereby agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from such Borrower or any other Loan Party for the purpose of making a payment on the Obligations as determined by such Borrower.

(d) Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Subject to Section 2.12(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the Maturity Date of the Loans or reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided, however, that in the event of increases to the Total Commitments pursuant to Section 2.3, only the consents as set forth in Section 2.3 shall be required; provided further, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not be deemed to constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase of the Commitment of such Lender; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Guarantors from their obligations under the Guaranty, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.13 without the written consent of all Lenders; (v) amend, modify or waive any provision of any Section hereof that expressly requires the consent of all the Lenders without the written consent of all Lenders; or (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

U.S. Borrower:	Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
Attention: Finance Department
Email: [*]
Telephone: [*]

Ireland Borrower:	ALC Aircraft Financing Designated Activity Company
22 Earlsfort Terrace
Dublin 2
Ireland
Attention: Finance Department
Email: [*]
Telephone: [*]

Administrative Agent	Sumitomo Mitsui Trust Bank, Limited, New York Branch
(on behalf of the Lenders):	1251 Avenue of the Americas, 22nd Floor
New York, New York 10022
Attention: SFD – Administrative Agency
Email: [*]
Phone: [*]

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The U.S. Borrower agrees (a) to pay or reimburse the Administrative Agent and each other Agent for all their reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower Representative prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall reasonably deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out of pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the reasonable and documented fees and disbursements of one firm of counsel to all such Persons, one local counsel, as necessary, in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Person, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, each other Agent, their respective Affiliates, and their respective officers, directors, employees, agents, and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, losses, damages, penalties, claims or expenses incurred with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, Affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans and the reasonable and documented fees and disbursements of one firm of counsel to all Indemnities, one local counsel, as necessary, in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (x) the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment or (y) the material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all liabilities, losses, damages, claims or expenses incurred under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent resulting from the conduct referred to in clauses (x) or (y) of the preceding sentence. No Indemnitee shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence or willful misconduct or material breach in bad faith of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment. No Indemnitee and none of the Borrowers or any of the Borrowers’ Affiliates or directors, officers, employees, advisors or agents shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided, this shall in no way relieve U.S. Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. All amounts due under this Section 10.5 shall be payable not later than 20 Business Days after written demand therefor. The U.S. Borrower shall not be liable for the settlement of any action or proceeding effected without the written consent of the Borrower Representative (which consent shall not be unreasonably withheld or delayed). If any settlement of any action is consummated with the written consent of the Borrower Representative, the U.S. Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all liabilities, losses, damages, claims or expenses by reason of such settlement in accordance with the provisions of this Section 10.5. The Borrowers shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. Statements payable by the U.S. Borrower pursuant to this Section 10.5 shall be submitted to the chief financial officer (Telephone No. (310) 553-0555) (Telecopy No. (310) 553-0999), at the address of the U.S. Borrower set forth in Section 10.2, with an electronic copy (which shall not constitute notice) to LegalNotices@airleasecorp.com, or to such other Person or address as may be hereafter designated by the Borrower Representative in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, indemnification for Non-Excluded Taxes and Other Taxes shall be governed by, and be subject to the qualifications and requirements set forth in, Section 2.15.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder or under any Note except in accordance with this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that are Eligible Assignees (each, an “Assignee”), other than a natural person, the Borrowers or any Affiliate of the Borrowers, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (and any corresponding Notes) at the time owing to it) with the prior written consent of:

(A) the Borrower Representative (such consent not to be unreasonably withheld or delayed), provided that no consent of any Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower Representative shall be deemed to have consented to any such assignment unless the Borrower Representative shall object thereto by written notice to the Administrative Agent within twenty Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans (and any corresponding Notes), the amount of the Commitments or Loans (and any corresponding Notes) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (payable by the assigning Lender) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section; provided, that if such assignment or transfer by a Lender is treated as a sale of a participation, such Lender shall be subject to the requirements of paragraph (c) relating to the Participant Register.

(iv) The Administrative Agent, acting for this purpose as an agent of the applicable Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, absent manifest error, be conclusive and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any “KYC” documentation reasonably requested by the Administrative Agent and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Upon the acceptance by the Administrative Agent of an Assignment and Assumption pursuant to Section 10.6(b)(v) in respect of a Tranche B Loan, the relevant Assignee will be deemed to be registered as holding a beneficial interest in the portion of the Tranche B Loan Note equivalent to the portion of the Tranche B Loan assigned.

(vii) The Ireland Borrower shall, as soon as reasonably practicable after receipt by it of a duly completed Assignment and Acceptance countersigned by the Administrative Agent, update the Tranche B Loan Note Register to record the transfer of the applicable portion of the relevant Lender’s beneficial interest in the Tranche B Loan Note and provide any required notifications (and supporting documentation received from the successor Administrative Agent) to any Recognized Stock Exchange for so long as any Tranche B Loans are listed on such Recognized Stock Exchange and so long as the guidelines of such exchange so require.

(c) Any Lender may, without the consent of the Borrowers or the Administrative Agent or Issuing Bank, sell participations to one or more banks or other entities other than to a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (and any corresponding Notes or beneficial interest therein) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to clause (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (and any corresponding Notes or beneficial interest therein) or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and, to the extent disclosed to them, each Loan Party, shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Notes or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Sections 2.14 or 2.15 unless such Participant agrees, for the benefit of Borrowers, to be subject to the provisions of Sections 2.14 and 2.15 as if it were a Lender (it being understood that the documentation required under Sections 2.15(e), (f), (h) and (j) shall, subject to applicable law, be delivered to the participating Lender).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other applicable Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or thereunder or substitute any such pledgee or Assignee for such Lender as a party hereto or thereto.

(f) Each Borrower, upon receipt of written notice from the relevant Lender of a Tranche A Loan, agrees to issue a Note evidencing such Tranche A Loan to any Lender requiring such Note to facilitate transactions of the type described in paragraph (e) above. The Administrative Agent shall have no obligation or responsibility to create, maintain or record in any register of such Note so issued to a Lender, including but not limited to recording the name and address of such Lender or the principal amount of such Note.

10.7 Adjustments; Set off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrowers, any such notice being expressly waived by each Borrower, to the extent permitted by applicable law, upon any Obligations becoming due and payable by a Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the

Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “executed”, “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against the Administrative Agent or any Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER AND ANY CLAIM OR CONTROVERSY (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the county of New York, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges and agrees that:

(a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor;

(b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Credit Parties in respect of the transactions contemplated by this Agreement and the other Loan Documents;

(c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents;

(d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties;

(e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person in respect of the transactions contemplated by this Agreement and the other Loan Documents;

(g) none of the Credit Parties has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such Affiliate; and

(h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by a Borrower having the effect of releasing any guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, that has been consented to in accordance with Section 10.1 or permitted by Section 6.10.

(b) At such time as the Loans and the other obligations (other than contingent indemnification obligations for which no claim has been made) under the Loan Documents shall have been paid in full, the Commitments have been terminated, all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Loan Documents shall terminate.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority (in which case such Credit Party shall promptly notify the Borrower Representative in advance to the extent practicable and permitted by law), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than by reason of disclosure by such Administrative Agent or Lender, as applicable, in breach of this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization, to the extent required by such organization, or to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in the case of the Administrative Agent or any other Agent, information routinely provided by agents or arrangers to any data service provider, including league table providers, that serve the lending industry, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, (k) any direct, indirect, actual or prospective counterparty (and its advisor) to any Swap Agreement related to the Obligations under this Agreement or other transaction under which payments are to be made by reference to any Borrower and its Obligations, this Agreement or payments hereunder, (l) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (m) if agreed by the Borrower Representative in its sole discretion, to any other Person. “Information” means all information received from any Borrower relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 10.15 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 USA Patriot Act. Each Lender and the Administrative Agent hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Credit Party to identify the Loan Parties in accordance with the Patriot Act.

10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent that any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.19 Joint and Several Liability; Postponement of Subrogation.

(a) The obligations of the Borrowers hereunder and under the other Loan Documents with respect to the Tranche B Loans and the Obligations related thereto (the “Tranche B Loan Obligations”), including payment of principal and interest with respect thereto, shall be joint and several and, as such, each Borrower shall be liable for all of such Tranche B Loan Obligations of each other Borrower under this Agreement and the other Loan Documents. To the fullest extent permitted by law, the liability of each Borrower for the Tranche B Loan Obligations, including payment of principal and interest with respect thereto, under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document against such other applicable Borrowers, or any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Credit Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder or under the other Loan Documents; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Credit Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) (other than a defense of payment or performance hereunder or under the other Loan Documents; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section 10.19 in bankruptcy, in any insolvency proceeding or in any other instance. For the avoidance of doubt, the Tranche A Loan Obligations, including payment of principal and interest with respect thereto, are the several obligations of the U.S. Borrower and not the joint and several obligations of the Borrowers. The Ireland Borrower shall have no liability for the Tranche A Loan Obligations, including payment of principal or interest with respect thereto.

(b) Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Loans and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Credit Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Credit Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of any Borrower hereunder or any Commitments remain outstanding hereunder or under any other Loan Document, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Credit Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officer(s) or director(s), as applicable, as of the day and year first above written.

AIR LEASE CORPORATION, as the U.S. Borrower

By:	/s/ Gregory B. Willis
Name: Gregory B. Willis
Title: Executive Vice President and Chief Financial Officer

ALC AIRCRAFT FINANCING DESIGNATED ACTIVITY COMPANY, as the Ireland Borrower

By:	/s/ Gregory B. Willis
Name: Gregory B. Willis
Title: Attorney

[Signature Page to ALC Credit Agreement]

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Hiroshi Shinkai
Name: Hiroshi Shinkai
Title: General Manager

[Signature Page to ALC Credit Agreement]

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Takezo Oda
Name: Takezo Oda
Title: Executive Vice President

[Signature Page to ALC Credit Agreement]

OVERSEA-CHINESE BANKING CORPORATION LIMITED, as a Lender

By:	/s/ Angeline Teo
Name: Angeline Teo
Title: OCBC Bank

[Signature Page to ALC Credit Agreement]

BANK OF CHINA LIMITED, LONDON BRANCH, as a Lender

By:	/s/ Xin CHEN
Name: Xin CHEN
Title: Co-Head of Corporate Banking Department

[Signature Page to ALC Credit Agreement]

BANK OF CHINA LIMITED, LONDON BRANCH, as a Lender

By:	/s/ Bin XIA
Name: Bin XIA
Title: Deputy General Manager

[Signature Page to ALC Credit Agreement]

BANK OF CHINA, LOS ANGELES BRANCH, as a Lender

By:	/s/ Liming Xiao
Name: Liming Xiao
Title: SVP and Deputy Branch Manager

[Signature Page to ALC Credit Agreement]

THE BANK OF EAST ASIA, LIMITED, as a Lender

By:	/s/ Kim Wong
Name: Kim Wong
Title: Section Head & Executive Vice President

By:	/s/ Kenny Chan
Name: Kenny Chan
Title: Head of Structured Finance Department

[Signature Page to ALC Credit Agreement]

THE BANK OF EAST ASIA, LIMITED, SINGAPORE BRANCH, as a Lender

By:	/s/ Wong Lilian
Name: Wong Lilian
Title: Credit Administration Unit

By:	/s/ Susan Kow
Name: Susan Kow
Title: Credit Administration Unit

[Signature Page to ALC Credit Agreement]

CATHAY UNITED BANK, as a Lender

By:	/s/ Winfield Wong
Name: Winfield Wong
Title: Chief Executive Officer

[Signature Page to ALC Credit Agreement]

CAIXABANK, S.A., as a Lender

By:	/s/ BERNAT ANTOLIN DE EGUIA
Name: BERNAT ANTOLIN DE EGUIA
Title: Director

By:	/s/ ANTONI AMAT DEGOLLADA
Name: ANTONI AMAT DEGOLLADA
Title: Associate

[Signature Page to ALC Credit Agreement]

NANYANG COMMERCIAL BANK, LIMITED, as a Lender

By:	/s/ CAO Jie
Name: CAO Jie
Title: Deputy General Manager, Corporate Customer Department

By:	/s/ TSAI Pei Jung
Name: TSAI Pei Jung
Title: Head of Corporate Business Division Three

[Signature Page to ALC Credit Agreement]

CHINA EVERBRIGHT BANK CO, LTD., HONG KONG BRANCH (incorporated in the People’s Republic of China with limited liability), as a Lender

By:	/s/ Desmond Wu
Name: Desmond Wu
Title: Chief Risk Officer

By:	/s/ Wally Kwok
Name: Wally Kwok
Title: Chief Marketing Officer

[Signature Page to ALC Credit Agreement]

HUA XIA BANK CO., LIMITED HONG KONG BRANCH, as a Lender

By:	/s/ Nian Yiyun
Name: Nian Yiyun
Title: Deputy Chief Executive

By:	/s/ Alex Wang
Name: Alex Wang
Title: Deputy Head

[Signature Page to ALC Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Xiaoxing Huang
Name: Xiaoxing Huang
Title: Vice President

By:	/s/ Robert O’Brien
Name: Robert O’Brien
Title: Executive Director

[Signature Page to ALC Credit Agreement]

SHINKIN CENTRAL BANK, as a Lender

By:	/s/ Keiichi Hoshizumi
Name: Keiichi Hoshizumi
Title: General Manager
Corporate Business Promotion Division

[Signature Page to ALC Credit Agreement]

THE BANK OF KYOTO, LTD., as a Lender

By:	/s/ Mikiya Yasui
Name: Mikiya Yasui
Title: President

[Signature Page to ALC Credit Agreement]

E.SUN COMMERCIAL BANK, LTD., as a Lender

By:	/s/ Hung, Yi-Hsiang
Name: Hung, Yi-Hsiang
Title: General Manager

[Signature Page to ALC Credit Agreement]

TAISHIN INTERNATIONAL BANK CO., LTD., as a Lender

By:	/s/ Jack Huang
Name: Jack Huang
Title: Assistant Vice President

[Signature Page to ALC Credit Agreement]

CTBC BANK CO., LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Mingdao Li
Name: Mingdao Li
Title: SVP & General Manager

[Signature Page to ALC Credit Agreement]

FIRST COMMERCIAL BANK, LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Chia Feng-Shen
Name: Chia Feng-Shen
Title: Vice President & General Manager

[Signature Page to ALC Credit Agreement]

THE GUNMA BANK, LTD., as a Lender

By:	/s/ Yoshiaki Takei
Name: Yoshiaki Takei
Title: General Manager

[Signature Page to ALC Credit Agreement]

THE HACHIJUNI BANK, LTD., as a Lender

By:	/s/ Takehiko Kuroiwa
Name: Takehiko Kuroiwa
Title: Senior Deputy General Manager, Financial Market Department

[Signature Page to ALC Credit Agreement]

THE IYO BANK, LTD., as a Lender

By:	/s/ Hideki Nakashiro
Name: Hideki Nakashiro
Title: General Manager

[Signature Page to ALC Credit Agreement]

THE SAN-IN GODO BANK, LTD, as a Lender

By:	/s/ Toru Hinokuma
Name: Toru Hinokuma
Title: Solution Business Department General Manager

[Signature Page to ALC Credit Agreement]

TAIWAN COOPERATIVE BANK, OFFSHORE BANKING BRANCH, as a Lender

By:	/s/ HUANG, WEN-MEI
Name: HUANG, WEN-MEI
Title: V.P. & General Manager

[Signature Page to ALC Credit Agreement]

CHANG HWA COMMERCIAL BANK, LTD., SINGAPORE BRANCH, as a Lender

By:	/s/ Cheng Kai-Hung
Name: Cheng Kai-Hung
Title: VP & General Manager

[Signature Page to ALC Credit Agreement]

TAIWAN BUSINESS BANK LTD., OFFSHORE BANKING BRANCH, as a Lender

By:	/s/ Wenling Chang
Name: Wenling Chang
Title: S.V.P. & General Manager

[Signature Page to ALC Credit Agreement]

THE CHIBA BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Hiroyuki Onaya
Name: Hiroyuki Onaya
Title: General Manager

[Signature Page to ALC Credit Agreement]

THE JOYO BANK, LTD., as a Lender

By:	/s/ Katsutoshi Nogami
Name: Katsutoshi Nogami
Title: General Manager

[Signature Page to ALC Credit Agreement]

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. HONG KONG BRANCH (Incorporated in Taiwan with limited liability), as a Lender

By:	/s/ CHIEN, CHIEN CHUANG
Name: CHIEN, CHIEN CHUANG
Title: Senior Vice President & GM

[Signature Page to ALC Credit Agreement]

NATIONAL BANK OF EGYPT NEW YORK BRANCH, as a Lender

By:	/s/ Khaled El Ghorab
Name: Khaled El Ghorab
Title: General Manager

By:	/s/ Ramsey Shiber
Name: Ramsey Shiber
Title: Risk Manager

[Signature Page to ALC Credit Agreement]

THE NANTO BANK, LTD., as a Lender

By:	/s/ YASUYUKI YAMANAKA
Name: YASUYUKI YAMANAKA
Title: Executive Officer Tokyo Office General Manager

[Signature Page to ALC Credit Agreement]

TAIWAN SHIN KONG COMMERCIAL BANK CO., LTD., HONG KONG BRANCH, as a Lender

By:	/s/ CHEN JEN TAI, KEVIN
Name: CHEN JEN TAI, KEVIN
Title: Chief Executive

By:	/s/ CHANG LIN CHU, JOYCE
Name: CHANG LIN CHU, JOYCE
Title: Alternate Chief Executive

[Signature Page to ALC Credit Agreement]